EXHIBIT 99.1


On November 25 , 1997, the Registrant issued the following press release:
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                                  NEWS RELEASE
             Antennas America, Inc., announces increase in earnings
                         for the third quarter of 1997.
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WHEAT RIDGE, COLORADO, November 25, 1997 - Antennas America, Inc. (OTC: BB:ANTM)
reported sales of $695,600 for the quarter ended September 30, 1997, an increase of 30% from the sales reported for the same quarter in 1996. For the first nine months of 1997, sales increased 37% from the same period last year. Net income for the third quarter of 1997 increased to $14,601 from $5,479 for the same period in 1996. In addition, the Gross Profit Margin (gross profit divided by net sales) for the nine month period ended September 30, 1997 increased 4% as compared to the same period last year, while the Selling, General and Administrative expenses increase 30%. The increase in Selling, General and Administrative expenses is the result of the increased marketing, advertising and personnel expenses associated with the sales of the new Freedom(TM) and Walldo(TM) antenna systems, along with the expenses incurred as the result of the investment in new equipment for the in-house manufacture of the Company's primary plastic components for its off-air, MMDS, and panel antenna series.

Compared to December 31, 1996 the Company's total assets as of September 30, 1997 increased $370,589 to $1,314,821, due primarily to the increase in sales, accounts receivable and inventory. Liabilities increased from $613,775 to $883,074, due to the ongoing use of the credit facility with Norwest Business Credit, Inc. Shareholders equity improved from $330,457 to $431,747, which is primarily a result of year to date net operating income. As of September 30, 1997 the Company continues to operate on a positive cash flow basis from its operations. The Company has now reported 19 straight quarters of profitability.

Randall P. Marx, Chief Executive Officer of Antennas America, Inc. stated "The third quarter of 1997 was a very important period for the Company. Going into the third quarter, we determined that several changes to the Company's manufacturing plan would need to be made in order for the Company to be capable of capturing the revenue potential of our new products. After careful review, the Company purchased additional manufacturing equipment and has successfully integrated this machinery into its product plan. Not only will these investments in equipment increase the Company's gross margins, but they will help the Company to become its own primary supplier of most of the raw materials used in its products. With over 50 dedicated employees and more control over the delivery of the Company's products, we look forward not only to increased revenues in 1998, but increased profits as well."

"Also, so the Company can be more responsive to the increasing demand for product and shareholder information, the Company has engaged the Internet Stock Exchange to list certain information about the Company on the Internet. The Company's new web page, found on the World Wide Web at "www.antennas.com," will



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be incorporated into the Internet Stock Exchange listing to provide  information about products, financial statements, press releases, updates, and general information about the Company. The Company's web page should be activated by December 15, 1997. We believe that the web page will, among other things, increase the investing public's awareness about the Company and will help keep our current shareholders abreast of the Company's growth and diversified market potential."

Antennas America, Inc. (the "Company") is a diversified company using its own technology to design, develop and manufacture unique antenna solutions for the rapidly expanding wireless communications industry. These products include several planar array flat antennas for indoor and outdoor use as well as conformal antennas designed for smaller applications such as radios and computer devices, and includes the new VHF/UHF off-air Freedom(TM) and Walldo(TM) antennas. A partial list of the companies that utilize or purchase the Company's products includes BellSouth, Comtrad, LoJack, Micron Communications, Norand, Radio Shack, Target Stores, and Wards.

The Company anticipates a steady increase in the sales of its Freedom(TM) and Walldo(TM) antennas not only as the result of its own marketing efforts but also because of the growing marketing emphasis for local off-air antenna solutions by companies selling 18" satellite dish systems, which include DirecTV(R) and USSB among others, because consumers who purchase 18" diameter satellite dish systems must use a separate antenna to receive their local television stations' signals. Management believes that the Company is well positioned to benefit from marketing efforts due in some measure to the previously announced license granted to the Company by DirecTV(R) for the Company to use DirecTV's(R) DSS(R) trademark on the Company's Freedom(TM) antenna.

This report contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which forward-looking statements are based are reasonable it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's Annual Report on Form 10-KSB for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, that could cause actual results to differ materially from the Company's expectations.


                                           For  more information contact:
                                           Randall P. Marx or
                                           Richard L. (Andy) Anderson
                                           303-421-4063
                                           Email: rmaai@aol.com